Exhibit 10.1

July 26, 2006

VIA FEDERAL EXPRESS

V. Randy White, Ph.D.
15080 La Planideras
Rancho Santa Fe, CA 92067

Dear Dr. White:

Your employment with Xenomics, Inc. (“Xenomics”) ceased on February 23, 2006 (the “Termination Date”). Although Xenomics is not obligated to pay you any severance in connection with the termination of your employment, because we hope to part amicably, Xenomics is prepared to provide you with the severance benefits and other consideration set forth in this Agreement (this “Agreement”) in consideration of your executing, delivering and performing all of the terms, conditions and obligations applicable to you under this Agreement.

Be advised that you will have at least twenty-one (21) days to consider this Agreement, including the waivers and releases set forth below.  This Agreement, however, shall become automatically null and void after August 16, 2006 unless it is executed by you and returned to L. David Tomei’s attention on or prior to that date. You are entitled to revoke this Agreement in the manner provided in Section 11(g) below, including the waivers and releases contained herein, within seven (7) days after its execution. Accordingly, the Effective Date of this Agreement (the “Effective Date”) shall be the eighth (8th) day following your execution of this Agreement (unless this Agreement is revoked by you as provided in Section 11(g)).

Now, therefore, in consideration of the recitals, covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and Xenomics agree as follows:

1.             Termination of Employment/Effect on Benefits

(a)  Your last day of employment was the Termination Date. You will not accrue credit toward vacation or the vesting of any other rights, benefits or awards after that date.

(b)  You hereby represent, warrant and confirm that: (i) as of the date of your execution and delivery of this Agreement, you have returned to the Company (as that term is defined in Section 3(a) below) all of  the Company’s property, including, without limitation, Confidential and Proprietary Information (as that term is defined in Section 6(b) below), office keys, Company identification cards, access passes, and all documents, files, equipment, computers, laptops, printers, telephones, cell phones, beepers, pagers, palm pilots, BlackBerry or similar devices, fax machines, credit cards, computer software, diskettes and access materials and other property prepared by, for or belonging to the Company (all of such

Company Property being referred to herein as “Company Property”); (ii) you have not and will not utilize the Company Property or make or retain any copies, duplicates, reproductions or excerpts of the Company Property; and (iii) you have not and will not access, utilize or affect in any manner, any of the Company Property, including, without limitation, its electronic communications systems or any information contained therein,

(c)  Your Company sponsored health and dental coverage ceased as of the Termination Date.   In the event you elect to receive health insurance coverage in accordance with the federal COBRA statute, the Company shall pay, on your behalf, any required premiums for coverage under any one health plan of your choice (which you were covered under as an employee of the Company prior to the Termination Date), for any period in which you remain eligible for such COBRA benefits, through and including May 23, 2006 ( the “Health Benefits”).  You have elected to receive, in cash, the premium payments to be paid on your behalf which aggregate $3,284.88 (the “Premium Payments”).  Premium and other payments required for any further continued health insurance coverage, in accordance with COBRA, shall be the sole responsibility of Employee.

(d)  Company-provided services ceased as of the Termination Date. You may continue to receive any Company services at your own cost after that date.

(e)  This Agreement is in full and complete satisfaction and is in excess of all obligations or agreements of the Company to you, including for: (i) any severance benefits in connection with the termination of your employment or otherwise; (ii) any incentives, awards and bonuses, (iii) any accrued, unused vacation pay, sick pay and personal day pay to which you may have been entitled to under Company policies through the Termination Date; and (iv) any other compensation, deferred, contingent or otherwise, or any program or award thereunder (collectively, “Incentive Plans”) or any other payment that may have been due to you for any reason whatsoever.

(f)   Nothing in this Agreement will affect your eligibility for unemployment benefits to the extent provided by law.

(g)  Your reimbursable expenses of $3,970.03 will be paid upon execution of this Agreement.

2.         Consideration

(a)  Subject to the terms and conditions contained in this Agreement, and in addition to our commitment to provide you with the other benefits set forth herein, if you execute and deliver to the Company this Agreement by the date set forth above and are in full compliance with all of the terms and conditions contained herein, then:

(1)           the Company will pay you Eighty Thousand Six Hundred Twenty Five Dollars ($80,625) (the “Severance”) subject to reduction for all applicable withholding and other taxes and deductions, as follows:

(i)            Ten Thousand Dollars ($10,000) will be paid in a lump sum on the Effective Date.

(ii)           The remaining Seventy Thousand Six Hundred Twenty Five Dollars ($70,625) will be paid no later than September 5, 2006 (the “Future Payments”); and

(2)           the expiration date of your stock options which are vested as of February 23, 2006 will be extended until August 23, 2006.

(b) Without waiver of the Company’s remedies for any breach of this Agreement as set forth herein (including, without limitation, under Sections 9 and 13 below), the Future Payments and the payment of the Premium Payments are expressly conditioned on your not, at any time, being in breach of this Agreement.

3.             Release

(a)  By countersigning and delivering to the Company the enclosed copy of this Agreement, and in consideration of the Company’s promise to provide you with the Severance and other benefits and consideration set forth in this Agreement, you hereby release and discharge: (i) Xenomics or any of its respective present and former parent corporations, their now or hereafter existing predecessors, joint venturers, partners, affiliates, subsidiaries, successors, assigns and otherwise related entities (collectively, the “Company”), and (ii) the Company’s incumbent or former officers, directors, employees, consultants, agents, representatives, successors and assigns (the Company, together with the persons listed in this Section 3(a) being referred to collectively as, the “Released Entities and Persons” and each, a “Released Entity or Person”), from any and all claims, liabilities, demands or causes of action of whatever nature, known or unknown, inchoate or otherwise, whether based in contract (written, oral, express, implied or otherwise) and/or any local, state or federal statute, regulation or other law (including common law) or in equity, that you had, ever had, or could have had as of the date of this Agreement (and to the extent this Agreement is not revoked as of the Effective Date) including, without limitation, any claim arising out of or in any way connected with or related to:

(i)           your employment by the Company and/or the termination thereof,

(ii)          any claim for additional wages or pay, severance pay, benefits, incentives, awards, commissions or bonuses

(iii)         any claim regarding bias, age, sex, religion, religious creed, citizenship, color, race, ancestry, national origin, veteran, familial or marital status, sexual orientation or preference, genetic predisposition or carrier status, physical or mental disability or past or present history of the same or any other form of discrimination, including, without limitation, any rights or claims under the Americans with Disabilities Act as amended, (“ADA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the New York Constitution, the New York Labor Law, as amended, the New York State Executive Law (including New York State’s Human Rights Law), as amended, the New York City Administrative Code, as amended, Title VII of the Civil Rights Act of 1964, as amended, (“Title VII”), the Civil Rights Act of 1991, Sections 1981, 1983, 1985 and 1986 of Title 42 of the United States Code, as amended, the Family and Medical Leave Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, as amended, the Execrative Retirement Income Security Act of 1974, as amended; and any other federal, state, local law or ordinance;

(iv)        any claim for: (a) wrongful discharge, harassment or retaliation; (b) intentional or negligent infliction of emotional harm, defamation or any other tort; (c) fraud, misrepresentation or conversion; or (d) mental, physical or other personal injuries, or pain and suffering;

(v)         any Company-sponsored health or dental (other than for claims occurring prior to February 23, 2006), life insurance, savings, retirement or other benefit plan offered by the Company (other than claims for vested benefits); and/or

(vi)        any expenses, disbursements, costs, tax gross-ups, fees or other expenses, including without limitation attorneys’ fees and  disbursements.

(b)  You hereby represent, warrant and confirm that you are not suffering from any work-related physical or mental impairment and are not suffering from any work-related injury or disease as of the date hereof.

(c)  If the release contained in this Section 3 of this Agreement is found to be invalid or unenforceable in any way, you agree to execute and deliver to the Company a revised release which will effectuate your intention to release the Released Entities and Persons unconditionally, as set forth above in this Section 3, to the maximum extent permitted by law.

4.             Covenant Not to Sue

(a)  You hereby represent, warrant and confirm that you have not filed, with any local, state or federal court or administrative agency, any complaints, charges, or claims for relief against the Company or any other Released Entity or Person arising out of any acts or omissions any of them allegedly may have committed in connection with this Agreement, your employment or the termination of such employment or any other matter. In addition, you hereby represent and warrant that you have not authorized any other person or entity to assert any claim on your behalf and you do not know of arty basis upon which any claim could reasonably be made against you, the Company or any other Released Entity or Person. Other than for claims arising under the ADEA, you hereby also agree, to the fullest extent permitted by law, not to commence, encourage, facilitate or participate in any action or proceeding for damages, reinstatement, injunctive or any other type of relief, in any state, federal or local court or before any administrative agency relating to this Agreement, the enforceability of any, provision thereof, your employment with the Company or the-termination thereof (unless requested by the Company) or any other matter involving the Company.

(b)  Nothing in this Agreement is intended to prevent you from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (the “Commission”). If you countersign the enclosed Agreement, however, you will not be able to obtain any relief or recovery upon any charge filed with the Commission, including costs and attorneys’ fees, except where permissible by law or regulation. This Agreement does not affect your right to challenge the validity of the ADEA waiver set forth in Section 11 below.

5.         Confidentiality of Agreement

You hereby agree to keep the existence and terms of this Agreement strictly confidential and not to disclose them (or any of the Agreement’s terms or conditions) to any persons other than your legal and/or financial advisors and members of your immediate family (who shall also be bound by the foregoing confidentiality covenant), except as may be required by law, in which case you shall notify the Company in writing in advance of such disclosure and afford the Company an opportunity to respond and to seek protective relief prior to such disclosure. You hereby agree to cooperate with the Company in obtaining confidential treatment in connection with any such legally compelled disclosure.

6.             Confidential and Proprietary Information of the Company

(a)  You hereby acknowledge and agree that: (i) during the course of your employment, you have had access to Confidential and Proprietary Information (as defined in Section 6(b) below), (ii) you have not taken nor are you in possession of any Confidential or Proprietary information, and (iii) you shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential or Proprietary Information.

(b)  As used in this Agreement, the term “Confidential and Proprietary Information” means any non-public information of the Company or any other Released Entity or Person, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse affect on the Company’s or any other Released Person or Entity’s standing in the community, its business reputation, operations or competitive position; (ii) information and documents that have been designated or treated as confidential; (iii) financial data, customer, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects: technical or strategic information about any of the Company’s businesses economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about the Company’s (and/or, to the extent applicable any other Released Person’s or Entity’s) employees compensation, (including, without limitation, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to the Company or any other Released Entity or Person; and (iv) or any member of the Company’s senior management team or Board of Directors, whether prior to your employment by the Company or subsequent to such employment.

(c)  You hereby acknowledge and agree that the Company is the owner of all rights, title and interest in and to all Confidential and Proprietary Information, regardless of whether it was developed or prepared by you or with your cooperation during the course of your employment by the Company or otherwise, including documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or et), trademarks, software or other intellectual property, schematics, other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any media whatsoever) (collectively, the “Materials”). You further acknowledge and agree that the Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you or any other restriction.

(d)  If you are at any time required to disclose any Confidential and Proprietary Information as a result of any federal, state and local laws or judicial proceedings, then you shall provide the Company with written notice in advance of such disclosure and afford the Company an opportunity to respond and to seek protective relief prior to such disclosure, You hereby agree to cooperate with the Company in obtaining confidential treatment in connection with any such legally compelled disclosure.

7.            Non-Solicit

(a) You hereby represent, warrant and confirm that you will not for a period of one (1) year from the date hereof, hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any current employee of the Company. This restriction does not apply to any employee who was discharged by the Company.

(c)  You hereby acknowledge that this Non-Solicit provision is necessary for the Company’s legitimate protection of its business interests, are reasonable, and will not prevent you from obtaining other employment or a livelihood.

8.             Non-Disparagement

(a)  You hereby agree, for yourself and any other representatives while they are acting on your behalf, that you (and they) have not and will not, directly or indirectly, disparage, make negative statements about or act in any manner which is intended to or does damage to the goodwill or business or personal reputations of the Company, or any Released Person or Entity.

(b)  This Agreement in no way restricts or prevents you from providing truthful testimony as may be required by court order or other legal process; provided that you afford the Company advance written notice and an appropriate period of time and opportunity to respond prior to such disclosure.

9.             Remedies for Breach of Agreement

(a)  You hereby acknowledge and agree that your breach or threatened breach of Sections 5, 6, 7 or 8 will cause irreparable harm to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly, you agree that if you violate any of these provisions, the Company, in addition to any other rights or remedies available to it under this Agreement or otherwise, will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required.

(b)  In addition to any other remedies available under the law or at equity and including those set forth in Sections 2 and 9(a) above and 13 below, if you breach any of the provisions of this Agreement, this Agreement shall terminate and you will be required to immediately pay back to the Company, upon demand the Severance and the Premium Payments.  You further understand that this provision shall not be effective with respect to, or adversely affect your rights under, the ADEA with respect to any challenge you make as to the validity of the ADEA waivers in Section 3 above or 11 below.

10.           Further Cooperation

You hereby represent, warrant and agree that, after the Termination Date, you will not provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Termination Date, or in any litigation or administrative proceedings or appeals (including any preparation therefor) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. Such cooperation shall include, but is not limited to, your providing truthful testimony by affidavit, deposition, testimony or otherwise in connection with a trial, arbitration or similar proceeding, upon the Company’s reasonable request.

11.                                 Additional Waivers and Acknowledgements Including Express Waiver Under the ADEA

(a)  By execution of this Agreement, you expressly waive any and all claims relating to age discrimination you may have under the ADEA.

(b)  You hereby acknowledge that you have read this Agreement in its entirety and understand all of its terms and conditions and that you knowingly and voluntarily assent to all of the terms and conditions contained herein, including without limitation, the waiver and release set forth in Section 3, and that your waiver of rights or claims arising under the ADEA is in writing and is understood by you.

(c)  You expressly understand that by your execution of this Agreement, you do not waive any rights or claims that may arise after the date this Agreement is executed (other than, if this Agreement is not revoked by you, rights or claims arising on or prior to the Effective Date).

(d)  You hereby acknowledge that the waiver of your rights and/or claims existing under the ADEA is in exchange for consideration which is in excess of any severance or other benefits which you have received or may have been entitled to receive contractually or under the policies of the Company in connection with the termination of your employment.

(e)  You hereby acknowledge that you have been advised to consult with an attorney of your choosing prior to executing this Agreement and specifically in connection with the waivers and releases set forth in Section 3 of this Agreement and under this Section 11.

(f)   You have been advised that you have a period of not less than twenty-one (21) days from the date on which you received a copy of this Agreement, within which to consider this Agreement, including the waivers and releases set forth in Section 3 above and under this Section 11, and that you may choose to sign this Agreement at any time subsequent to the close of business on the Termination Date, but prior to the expiration of the twenty-one (21) day period. You hereby acknowledge that if you choose to execute this Agreement before the expiration of the twenty-one (21) day period, you do so freely, voluntarily and with full knowledge of your rights.

(g) You hereby acknowledge that you have been advised that you are entitled to revoke this Agreement, including all waivers and releases, within seven (7) days after execution, and that this Agreement, including the waivers and releases, will not and does not become effective or enforceable until the seven (7) day revocation period has expired, Accordingly, if you decide to revoke this Agreement, you must notify the Company of your revocation in a letter (the “Revocation Letter”) signed by you and received by L. David Tomei by no later than 5:01 p.m. on the seventh (7th) day after you have signed this Agreement.  For example, if you execute this Agreement on a Monday, you would have until 5:01 p.m. on the following Monday for the Company to receive your Revocation Letter. The Revocation Letter must be sent in accordance with Section 16. A Revocation Letter that is not received on the seventh (7th) day by 5:01 p.m. after you have signed this Agreement will be invalid and will not revoke this Agreement.

12.           Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation

(a)  This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.

(b)  You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federalcourts of the United States of America located in the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate, You further hereby waive your right to a jury trial in any action that arises out of or relates to any breach or failure to perform by you any of the terms and provisions of this Agreement. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

(c)  You agree that the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against you or the Company.

13.        Indemnification

You hereby agree to indemnify and hold harmless each Released Person or Entity against any and all damages or liabilities (including, without limitation, tax liabilities), expenses and costs that may arise out of or that is in any way related to a breach or failure to perform by you of any of the terms and provisions of this Agreement. You hereby further agree to pay any legal fees and costs incurred by the Company to defend any claim you may bring (other than a proceeding to receive unemployment insurance benefits or arising under the ADEA) or to enforce any rights the Company may have under this Agreement.

14.           Non-Assignability

You may not assign this Agreement without the express written consent of the Company.

15.           Complete Agreement; Amendment

You acknowledge and agree that this Agreement sets forth the entire agreement of the parties concerning its subject matter, and supersedes any and all prior agreements and discussions. This Agreement may be modified only by a written instrument signed by you and the Company.

16.           Notices

(a) My notice required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if sent by personal delivery or Federal Express to such party at the address below or such other address as a party hereto shall have last designated by notice to the other party. Notice shall be deemed delivered when actually delivered to such address.

If to V. Randy White, Ph.D.:

15080 La Planideras
Rancho Santa Fe, CA 92067

With a copy to:

If to the Company:

420 Lexington Avenue, Suite 1701
New York, NY 10170

With a copy to:

Sichenzia Ross Freidman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018
Attention: Jeffrey J. Fessler, Esq.

17.           No Admission of Liability

You hereby acknowledge that nothing contained in this Agreement shall constitute an admission of liability or wrongdoing on the part of the Company and that nothing contained herein or therein should be construed as such.

We wish you success in your future undertakings.

Sincerely yours,
By:
L. David Tomei, Chief Executive Officer

Accepted and Agreed to:

Date: